EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

V.I. TECHNOLOGIES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is V.I. Technologies, Inc.

2. The Certificate of Incorporation of the Corporation was filed on January 1, 1993 under the name Melville Biologics, Inc. A Restated Certificate of Incorporation was filed on June 11, 1998 and thereafter said Restated Certificate of Incorporate was amended on November 12, 1999, May 30, 2001, March 10, 2003, July 28, 2003, March 10, 2005, March 11, 2005 and March 14, 2005. The Restated Certificate of Incorporation, as amended, is hereby further amended to change the name of the Corporation to Panacos Pharmaceuticals, Inc. by deleting Article FIRST in its entirety and by substituting in lieu thereof the following new Article FIRST:

“FIRST: The name of the Corporation is Panacos Pharmaceuticals, Inc.”

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The effective time of Amendment herein certified shall be August 17, 2005.

Signed this 15th day of August, 2005.

/s/ Samuel K. Ackerman

Samuel K. Ackerman, M.D.

President and Chief Executive Officer